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                                                                     EXHIBIT 4.2

                             SUPPLEMENTAL INDENTURE

                  This Supplemental Indenture, dated as of Jun1e 17, 2004, by and among Beverly Enterprises, Inc., a Delaware corporation (the "Company"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee").

                                   WITNESETH

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of April 25, 2001 providing for the issuance of an aggregate principal amount of $200 million 9 5/8% Senior Notes due 2009 (the "Notes");

                  WHEREAS, the Company desires to execute and deliver an amendment to the Indenture for the purposes of eliminating and amending certain of the principal restrictive covenants and certain other provisions contained in the Indenture and the Notes;

                  WHEREAS, the Company has delivered to the Holders of the Notes an Offer to Purchase and Consent Solicitation Statement, dated June 9, 2004 (as the same may be amended from time to time, the "Statement") and the related Consent and Letter of Transmittal, pursuant to which the Company has (i) offered to purchase for cash any and all of the outstanding Notes (such offer on the terms set forth in the Statement and such Consent and Letter of Transmittal, the "Offer") and (ii) solicited consents to the adoption of amendments to the Indenture, as further described herein;

                  WHEREAS, pursuant to Section 9.2 of the Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes in respect of the matters described in the Statement with the written consent of the Holders of at least a majority in principal amount of the Notes (the "Requisite Holders");

                  WHEREAS, the Company has received the written consents of the Requisite Holders to the amendments to the Indenture set forth in this Supplemental Indenture;

                  WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this Supplemental Indenture in compliance with the provisions of the Indenture; and

                  WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied;

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

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                  1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  2. Amendment of Certain Provisions of the Indenture. The Indenture is hereby amended to provide that, effective upon the Operative Time (as defined in Section 4 of this Supplemental Indenture):

                  2.1 Elimination of Definitions. Each definition set forth in
         Section 1.1 of the Indenture of any capitalized term that (i) is not used in any provision of the Indenture other than the provisions listed in Section 2.2 below (such definitions, collectively, the "Exclusive Definitions"), and/or (ii) is not used in any provision of the Indenture other than in the Exclusive Definitions, is deleted in its entirety.

                  2.2 Elimination of Provisions. The text of and introductory heading to each Section of the Indenture listed below (excluding the Section number at the beginning of each such Section) are deleted in their entirety and the phrase "[Intentionally Omitted]" is inserted in substitution therefor, and all references to such Sections are deleted in their entirety:

                  (i) Section 2.15 (entitled "Offer to Purchase by Application of Excess Proceeds");

                  (ii)     Section 4.3 (entitled "Reports");

                  (iii) Section 4.4 (entitled "Compliance Certificate; Notice of Default");

                  (iv)     Section 4.5 (entitled "Taxes")

                  (v)      Section 4.6 (entitled "Stay, Extension and Usury
                           Laws");

                  (vi)     Section 4.7 (entitled "Limitation on Restricted
                           Payments");

                  (vii) Section 4.8 (entitled "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries");

                  (viii) Section 4.9 (entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock");

                  (ix)     Section 4.10 (entitled "Asset Sales");

                  (x) Section 4.11 (entitled "Limitation on Transactions with Affiliates");

                  (xi)     Section 4.12 (entitled "Limitation on Liens")

                  (xii)    Section 4.13 (entitled "Change of Control");

                  (xiii)   Section 4.15 (entitled "Line of Business");


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                  (xiv)    Section 5.1 (entitled "Limitations on Mergers,
                           Consolidations or Sales of Assets");

                  (xv)     Section 10.3 (entitled "Future Subsidiary
                           Guarantors"); and

                  (xvi) Section 10.4 (entitled "Subsidiary May Consolidate, Etc. on Certain Terms").

                  2.3 Amendment to Article 5. The text of Section 5.2 (entitled "Successor Corporation or Person Substituted") is amended to delete "in accordance with Section 5.1 hereof."

                  2.4 Amendment to Article 6. The following subsections of
         Article 6, Section 6.1 of the Indenture and any corresponding provisions in the Notes, with respect to Events of Default are hereby deleted in their entirety and replaced with "Intentionally Omitted," and all references made thereto throughout the Indenture are deleted in their entirety:

                  (a) Section 6.1 (iii); and

                  (b) Section 6.1(iv).


                  3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and thereby.

                  4. Operative Time. Notwithstanding the execution of this Supplemental Indenture on the date hereof, the amendments set forth in Section 2 of this Supplemental Indenture shall not amend the Indenture and become operative unless and until the Company accepts for purchase at least a majority of the outstanding Notes validly tendered for purchase pursuant to the Offer (the date and the time of such acceptance being referred to herein as the "Operative Time"). At the Operative Time, the amendments to the Indenture effected hereby shall be deemed fully operative without any further notice or action on the part of the Company, the Trustee, the Holders or any other Person. In the event that the Holders of a majority of the outstanding Notes have withdrawn their written consents to this Supplemental Indenture as provided in the Offer or the Offer is terminated or withdrawn prior to the Operative Time, or any condition of the Offer and the consent solicitation is not satisfied or waived by the Company, this Supplemental Indenture shall be null and void.

                  5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT


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THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                  6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  8. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

                  9. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

                  10. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                            [signature page follows]


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed and attested, all as of the date first above written.


                                      BEVERLY ENTERPRISES, INC.

                                                /s/ Richard D. Skelley
                                      ------------------------------------------
                                      Name: Richard D. Skelley
                                      Title: Senior Vice President and Treasurer

                                      GUARANTORS LISTED ON SCHEDULE
                                      I HERETO

                                                /s/ Richard D. Skelley
                                      ------------------------------------------
                                      Name: Richard D. Skelley
                                      Title: Senior Vice President and Treasurer

                                      THE BANK OF NEW YORK, as Trustee

                                                 /s/ Jo Ann Schalk
                                      ------------------------------------------
                                      Name: Jo Ann Schalk
                                      Title:


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                                   SCHEDULE I

                                   GUARANTORS

Corporation

AEGIS Therapies, Inc. (f/k/a Beverly Rehabiliation, Inc.)

AGI-Camelot, Inc.

Beverly - Bella Vista Holding, Inc.

Beverly Clinical, Inc.

Beverly Enterprises International Limited

Beverly Enterprises - Alabama, Inc.

Beverly Enterprises - Arizona, Inc.

Beverly Enterprises - Arkansas, Inc.

Beverly Enterprises - California, Inc.


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